EXHIBIT 99.1

PRESS RELEASE

Contact: Bill Foust	Pete Thompson
770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES SECOND QUARTER 2006 RESULTS

Net Income of $0.7 Million
Diluted Earnings Per Share of $0.04
including $3.4 million, or $0.14 Per Share, in Restructuring Expenses

Alpharetta, GA, July 27, 2006.

Summary of Results
(Amounts in Millions, Except Per Share Amounts)

	2006		2005
	Second Quarter	YTD	Second Quarter	YTD

Net Sales	$162.1	$327.5	$168.2	$328.8
Operating Profit	4.2	13.2	10.7	20.3
Net Income	0.7	5.3	5.8	10.8
Earnings Per Share – Diluted	$0.04	$0.34	$0.38	$0.70
Average Shares – Diluted	15.5	15.5	15.5	15.5

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that second quarter 2006 net income was $0.7 million compared with net income of $5.8 million during the second quarter of 2005, a decline of 88 percent.  Diluted earnings per share were $0.04 compared with diluted earnings per share of $0.38 in the prior-year quarter, an 89 percent decrease.  The second quarter 2006 results included $3.4 million, or $0.14 per share, in restructuring expenses.  Diluted earnings per share excluding restructuring expenses were $0.18 for the quarter, a 53 percent decrease compared with the prior year.

Restructuring Expenses

As previously communicated, in response to reduced demand for conventional tobacco-related papers, as well as the recent announcement to cease the production and sale of décor papers in the United States, Schweitzer-Mauduit made decisions in the first half of 2006 to recognize restructuring expenses related to the shutdown of certain production equipment in both the United States and France.  These restructuring expenses totaled $3.4 million during the second quarter of 2006 and $3.9 million for the first six months of the year.  Of the second quarter 2006 restructuring expenses, $2.4 million were related to the decision to exit the décor papers business and begin

- more -

accelerated depreciation on a paper machine that will be idled during the third quarter of this year at the Company’s Lee Mills in Lee, Massachusetts.  Accelerated depreciation of paper machines in both the United States and France and some inventory write-offs accounted for $3.2 million of non-cash restructuring expenses during the first six months.  The balance of the restructuring expenses, $0.7 million, was in cash and was primarily employee-related.

Second Quarter 2006 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s financial results for the second quarter of 2006 reflected both the $3.4 million in U.S. and French business unit restructuring expenses as well as the continuing impact of a difficult business environment.  Excluding the restructuring expenses, a decline in profitability in our French and Brazilian businesses more than offset improved performance in our U.S. operations.  We continue to experience the unfavorable fixed cost absorption impact of lower production volumes and significant inflationary cost increases that were partially offset by improved mill operations and a better sales mix, reflecting increased sales of cigarette paper for lower ignition propensity cigarettes.”

Consolidated net sales were $162.1 million for the quarter compared with $168.2 million in the same period a year ago, a decrease of 4 percent.  The decline in net sales was the result of $7.2 million in lower sales volumes, primarily in the United States and France, partially offset by somewhat higher average selling prices, related to the mix of products sold, which increased net sales by $2.4 million.  Changes in currency exchange rates had an unfavorable $1.3 million impact on the net sales comparison as the impact of a weaker euro compared with the U.S. dollar more than offset the benefits of a stronger Brazilian real.

Total sales volumes decreased by 2 percent for the quarter compared with the second quarter of 2005.  Excluding sales of the Philippines operation, acquired in June 2005, total sales volumes decreased by 4 percent.  Sales volumes in the United States decreased by 17 percent, reflecting a reduction of commercial and industrial paper sales, as a result of paper machine rationalization, as well as lower sales of tobacco-related papers.  Sales volumes for the French segment increased by 3 percent as a result of higher sales of reconstituted tobacco leaf products and tobacco-related papers in both the Indonesian and Philippines operations, partially offset by a decline in tobacco-related paper sales in France.  Sales volumes in Brazil were unchanged during the second quarter of 2006 compared with the prior-year quarter.

Operating profit was $4.2 million for the quarter, a decrease of $6.5 million, or 61 percent, from the $10.7 million operating profit for the second quarter of 2005.  Excluding restructuring expenses of $3.4 million, operating profit was $7.6 million for the quarter, a decrease of $3.1 million, or 29 percent, from the prior-year period.

In addition to total sales volumes declining versus the prior year, reduced paper machine operating schedules and lower production volumes were experienced primarily in our French and U.S. operations, which resulted in unfavorable fixed cost absorption impacts. These unabsorbed fixed costs increased operating expenses during the quarter by $5.4 million compared with the prior-year quarter.

Inflationary cost increases, primarily related to purchased energy, unfavorably impacted operating results by $3.7 million in the quarter.  Purchased energy costs increased across all business units by $3.0 million compared with the second quarter of 2005 related to natural gas, fuel oil and electricity.  Changes in per ton wood pulp costs increased operating expenses by $0.5 million compared with the prior-year quarter.  The average per ton list price of northern bleached softwood kraft pulp in the United States was $705 per metric ton during the second quarter of 2006 compared with $655 per metric ton during the second quarter of 2005.  Higher labor rates increased manufacturing expenses by $0.5 million during the quarter.

Operating profit for the French segment totaled $5.5 million in the quarter, $6.0 million less than during the second quarter of 2005.  Operating profit decreased $3.8 million due to unfavorable fixed cost absorption from lower production volumes at all French mill locations.  Inflationary cost increases reduced operating profit by $2.4 million, with higher purchased energy, wood pulp and labor expenses.  Lower average selling prices also unfavorably impacted operating profit.  Restructuring expenses of $0.5 million were incurred during the second quarter of 2006.  These unfavorable factors were partially offset by improved mill operations, positive exchange rate impacts related to a weaker euro versus the U.S. dollar and reduced nonmanufacturing expenses.

The U.S. business unit operating profit was $0.7 million for the quarter, a $0.7 million improvement over the prior-year quarter despite $2.9 million in 2006 restructuring expenses.  Higher average selling prices, resulting primarily from an improved sales mix that included increased sales of cigarette paper for lower ignition propensity cigarettes, improvement in mill operations and lower nonmanufacturing expenses caused U.S. operating profit to improve.  Unfavorable fixed cost absorption from lower production volumes decreased operating profit by $1.3 million.  Inflationary cost increases had an unfavorable impact of $1.1 million during the quarter, primarily related to higher purchased energy, wood pulp and labor costs.

The Brazilian business unit had a $0.3 million operating loss during the second quarter of 2006, compared with $1.0 million operating profit in the prior-year quarter, a $1.3 million decline.  The stronger Brazilian real versus the U.S. dollar had an unfavorable impact of $1.0 million on operating profit during the quarter, while inflationary cost increases totaled $0.2 million, related to increased wood pulp and purchased energy expenses.

Nonmanufacturing expenses decreased by $0.9 million, or 6 percent, compared with the prior-year quarter due primarily to lower research expense.

Other expense, net was $1.5 million unfavorable compared with the second quarter of 2005, due primarily to foreign currency transaction losses in 2006 compared with foreign currency transaction gains in 2005.

Net income for the second quarter of 2006 was $0.7 million, an 88 percent decline compared with net income of $5.8 million during the second quarter of 2005.  Diluted earnings per share decreased by 89 percent to $0.04 compared with diluted earnings per share of $0.38 for the prior-year quarter.  Diluted earnings per share were $0.18 for the second quarter of 2006 excluding restructuring expenses.

Year-To-Date Results

Net sales were $327.5 million for the first six months of 2006, less than 1 percent below the 2005 level.  Changes in currency exchange rates decreased net sales by $6.3 million related to a weaker euro versus the U.S. dollar, partially offset by the impact of a stronger Brazilian real.  Changes in sales volumes decreased net sales by $1.6 million, primarily due to the mix of products sold.  Total sales volumes increased by 1 percent over the prior year.  Excluding sales volumes from the Philippines operation, acquired in June 2005, total sales volumes declined 2 percent.  Sales volumes for the Brazilian segment increased by 5 percent, sales volumes for the French business improved by 3 percent and U.S. sales volumes decreased by 8 percent.  Higher average selling prices improved net sales by $6.6 million during the first half of 2006, reflecting an improved sales mix that benefited from increased sales of cigarette paper for lower ignition propensity cigarettes.

Operating profit for the first six months of 2006 totaled $13.2 million, a $7.1 million, or 35 percent, decrease from $20.3 million in the prior-year period.  Excluding $3.9 million in restructuring expenses, year-to-date operating profit declined by 16 percent.  Inflationary cost increases decreased profitability by $9.6 million due to higher purchased energy, labor and wood pulp expenses.  Reductions in mill operating schedules in the United States and France due to decreased production volumes caused lower absorption of mill fixed expenses and negatively impacted operating profit by $8.8 million to-date in 2006.  Offsetting these negative factors were improvements in average selling prices, primarily due to an improved sales mix that included increased sales in the United States of cigarette paper for lower ignition propensity cigarettes, and better mill operations in all business units.

Other expense, net was $2.1 million unfavorable during the first six months compared with the prior-year period primarily as a result of foreign currency transaction losses in 2006 compared with foreign currency gains in 2005 and a 2005 gain on the sale of property in Indonesia.

Year-to-date net income in 2006 was $5.3 million compared with net income of $10.8 million in the first half of 2005.  Diluted earnings per share were $0.34 for the first six months of 2006 compared with $0.70 for the prior-year first six months.  Excluding restructuring expenses, diluted earnings per share for the first six months of 2006 were $0.50 per share.

Cash Flow Items and Quarterly Dividend

Capital spending was $0.5 million during the second quarter of 2006 compared with $4.7 million during the prior-year quarter.  Year-to-date 2006 capital spending was $2.1 million compared with $8.2 million for the prior-year period.  No single capital project accounted for a significant amount of the second quarter or year-to-date 2006 capital spending.  During the second quarter of 2005, $0.4 million was spent in Brazil to complete installation of a new cigarette paper machine, with $0.8 million spent through the first six months of 2005.  The Company’s capital spending for full-year 2006 is expected to be approximately $20 million.

The Company made $2.0 million in cash pension contributions during the second quarter of 2006.  Pension contributions for the full year are anticipated to be approximately $10 to $15 million.

Schweitzer-Mauduit announced a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on September 11, 2006 to stockholders of record on August 14, 2006.

On July 21, 2006, Schweitzer-Mauduit announced the successful completion and signing of a new syndicated five-year multi-currency revolving bank credit facility in the amount of approximately $195 million that will be effective July 31, 2006.  The new arrangement replaces an existing bank credit facility of approximately $135 million that has been in place since January 2002 and which would expire in January 2007.  The new credit facility has less restrictive financial covenants and lower interest rate margins and will provide greater flexibility to pursue possible restructuring activities and strategic opportunities.

Business Comments and Outlook

Mr. Deitrich added, “Schweitzer-Mauduit’s second quarter diluted earnings per share of only $0.04 reflect three primary factors: reduced production schedules, primarily in our French operations, causing unabsorbed fixed costs, continuing significant inflationary cost increases and U.S. and French business unit restructuring expenses.  Although we made near-term progress toward offsetting the inflationary cost increases through improved mill operations, the restructuring activities being undertaken in the United States and France will take time to yield financial benefits and their implementation during the interim is costly.

“Reduced operating schedules, continuing inflationary cost pressures, although somewhat abating, and further restructuring expenses are expected during the second half of the year.  However, we also expect to continue to improve mill operations, implement cost control activities and further grow sales volume and profitability from cigarette paper used in lower ignition propensity cigarettes.

“We are experiencing increased weakness in tobacco-related product sales. In particular, sales volumes of reconstituted tobacco leaf products and tobacco-related papers in France will be less than previously anticipated for

2006.  Reduced demand for tobacco-related paper products in Western Europe and the United States, as well as below planned levels of growth in new markets for our reconstituted tobacco leaf products, have also caused us to have excess production capacity and increased machine downtime.  The unfavorable impact of this downtime, reflected in unabsorbed fixed costs, is expected to increase our full-year 2006 operating expenses by roughly $20 million, or approximately $0.80 per share.

“Inflationary cost increases are expected to have an unfavorable impact on the full-year 2006 of approximately $15 million, or roughly $0.60 per share.  Higher purchased energy costs alone are expected to have an unfavorable impact of approximately $12 million.  With nearly $10 million in inflationary increases already realized this year, the rate of cost increases is expected to lessen somewhat in the second half of the year and increasingly be offset through improved mill operations and continued efforts to systematically control all areas of cost.

“In addition to the decisions already made, we continue to evaluate how to operate our production facilities more effectively with the reduced tobacco-related papers volumes.  The restructuring activities already undertaken in the United States and France are expected to increase full-year 2006 expenses by $6 to $7 million, or approximately $0.25 to $0.30 per share.  We expect to incur the majority of these expenses by the end of the third quarter of this year, with a $3.9 million impact already realized.  Although analysis is ongoing and no additional decisions have been made nor commitments to any plan beyond the steps already taken, it appears likely that further changes could occur that would require additional write-offs or accelerated depreciation of some production equipment and could possibly include associated restructuring expenses in France or the United States.

“Sales of cigarette papers for lower ignition propensity cigarettes have contributed positively to our operating results, as momentum continues to build for these products.  Canada implemented a requirement for lower cigarette ignition propensity properties for all cigarettes manufactured or imported into Canada on or after October 1, 2005.  Accordingly, a full year of sales of these products in Canada is expected this year.  In addition, the states of Vermont, California, New Hampshire, Illinois and Massachusetts have each enacted legislation requiring lower ignition propensity properties for all cigarettes sold with various effective dates ranging from May 2006 through January 2008.  We began servicing the Vermont requirements during the second quarter and expect to begin supporting the California requirements during the third quarter of this year.  With increased sales volumes of this cigarette paper, we are achieving improvement in our manufacturing costs.

“With the current business conditions, lower than previously anticipated sales volumes, the unfavorable impact of reduced paper machine operating schedules, significant inflationary cost increases and restructuring activities, 2006 will continue to be our most challenging year since the creation of Schweitzer-Mauduit as a stand-alone company in 1995.  In this environment, it is likely that full-year 2006 earnings, excluding restructuring expenses, will be in the range of $0.85 to $0.95 per share.  Earnings at or above the 2005 level of $1.26 per share, excluding any restructuring expenses, are expected to be achieved during 2007 after the benefits of the announced restructuring activities, further increased sales of cigarette paper for lower ignition propensity cigarettes and reconstituted tobacco leaf products and improved fixed cost absorption from improved production schedules are realized.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review second quarter 2006 results with investors and analysts at 10:30 a.m. eastern time on Thursday, July 27, 2006.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,600 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2005, 49 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and lower ignition propensity cigarette papers.  A significant change in the sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in the last 12 to 24 months, particularly related to purchased energy, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation of certain equipment.  Management continues to evaluate how to operate our production facilities more effectively with reduced tobacco-related papers volumes. Further changes are possible that might require accelerated depreciation or write-offs of some additional equipment and could potentially include expenses for employee-related costs associated with any downsizing activities in France or the United States.

•                  In recent years, governmental entities around the world, particularly in the United States, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2005.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2006	2005	Change

Net Sales	$162.1	$168.2	-	3.6%
Cost of products sold	139.9	142.0	-	1.5
Gross Profit	22.2	26.2	-	15.3

Selling expense	5.9	6.1	-	3.3
Research expense	1.9	2.5	-	24.0
General expense	6.8	6.9	-	1.4
Total nonmanufacturing expenses	14.6	15.5	-	5.8

Restructuring expense	3.4	—		N.M.

Operating Profit	4.2	10.7	-	60.7
Interest expense	1.4	1.5	-	6.7

Other (expense) income, net	(0.6)	0.9		N.M.
Income Before Income Taxes, Minority Interest and Loss from Equity Affiliates	2.2	10.1	-	78.2
Provision for income taxes	0.4	2.9	-	86.2
Minority interest in earnings of subsidiaries	1.0	1.4	-	28.6
Loss from equity affiliates	0.1	—		N.M.
Net Income	$0.7	$5.8	-	87.9%

Net Income Per Share:
Basic	$0.04	$0.39	-	89.7%

Diluted	$0.04	$0.38	-	89.5%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,399,600	15,156,200

Diluted, including Common Share Equivalents	15,528,000	15,499,000

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2006	2005	Change

Net Sales	$327.5	$328.8	-	0.4%
Cost of products sold	280.7	278.5	+	0.8
Gross Profit	46.8	50.3	-	7.0

Selling expense	11.5	12.3	-	6.5
Research expense	3.7	5.0	-	26.0
General expense	14.5	12.7	+	14.2
Total nonmanufacturing expenses	29.7	30.0	-	1.0

Restructuring expense	3.9	—		N.M.

Operating Profit	13.2	20.3	-	35.0
Interest expense	2.8	2.8		—

Other (expense) income, net	(0.6)	1.5		N.M.
Income Before Income Taxes, Minority Interest and Loss from Equity Affiliates	9.8	19.0	-	48.4
Provision for income taxes	2.4	5.5	-	56.4
Minority interest in earnings of subsidiaries	2.0	2.7	-	25.9
Loss from equity affiliates	0.1	—		N.M.
Net Income	$5.3	$10.8	-	50.9%

Net Income Per Share:
Basic	$0.34	$0.72	-	52.8%

Diluted	$0.34	$0.70	-	51.4%

Dividends Declared Per Share	$0.30	$0.30

Average Common Shares Outstanding:
Basic	15,377,100	15,083,600

Diluted, including Common Share Equivalents	15,529,200	15,501,700

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

Unaudited	June 30, 2006	December 31, 2005

ASSETS
Cash and cash equivalents	$2.7	$5.1
Accounts receivable	93.1	99.8
Inventories	127.3	123.0
Other current assets	15.2	14.8
Net property, plant and equipment	418.6	414.0
Other noncurrent assets	37.1	34.1
Total Assets	$694.0	$690.8

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$91.5	$30.0
Other current liabilities	134.1	142.0
Long-term debt	15.2	83.7
Deferred income tax liabilities	38.8	40.2
Pension and other postretirement benefits	37.4	38.1
Deferred revenue	26.7	30.0
Other noncurrent liabilities	20.9	20.1
Minority interest	17.1	13.8
Stockholders’ equity	312.3	292.9
Total Liabilities and Stockholders’ Equity	$694.0	$690.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS)

Unaudited	2006	2005

Net income	$5.3	$10.8
Depreciation and amortization	22.3	19.3
Amortization of deferred revenue	(3.3)	(3.9)
Deferred income tax (benefit) provision	(2.9)	0.3
Minority interest in earnings of subsidiaries	2.0	2.7
Other items	1.4	(0.8)
Net changes in operating working capital	(2.6)	(36.4)
Cash Provided by (Used for) Operations	22.2	(8.0)

Capital spending	(2.1)	(8.2)
Capitalized software costs	(0.7)	(0.2)
Acquisitions, net of cash acquired	—	(11.9)
Equity investment in foreign subsidiaries	(2.5)	—
Other investing	(5.9)	(4.7)
Cash Used for Investing	(11.2)	(25.0)

Cash dividends paid to SWM stockholders	(4.7)	(4.6)
Changes in debt	(10.9)	31.5
Purchases of treasury stock	—	(1.0)
Other financing	2.2	4.8
Cash (Used for) Provided by Financing	(13.4)	30.7

Effect of Exchange Rate Changes on Cash	—	—

Decrease in Cash and Cash Equivalents	$(2.4)	$(2.3)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

	For the three months ended June 30,				For the six months ended June 30,
Net Sales	2006	2005	% Change		2006	2005	% Change

United States	$55.8	$54.8	+	1.8%	$118.2	$106.7	+	10.8%
France	97.3	104.8	-	7.2	190.0	206.9	-	8.2
Brazil	14.7	14.2	+	3.5	31.0	27.7	+	11.9

Subtotal	167.8	173.8			339.2	341.3

Intersegment sales by:
United States	(0.2)	(0.5)			(0.4)	(0.8)
France	(3.7)	(3.5)			(7.1)	(9.0)
Brazil	(1.8)	(1.6)			(4.2)	(2.7)

Consolidated	$162.1	$168.2	-	3.6%	$327.5	$328.8	-	0.4%

	For the three months ended June 30,				For the six months ended June 30,
Net Sales	2006	2005	% Change		2006	2005	% Change

United States	$0.7	$—		N.M.	$3.2	$(0.4)		N.M.
France	5.5	11.5	-	52.2	13.9	22.3	-	37.7
Brazil	(0.3)	1.0		N.M.	(0.1)	1.3		N.M.
Unallocated expenses	(1.7)	(1.8)	+	5.6	(3.8)	(2.9)	-	31.0

Consolidated	$4.2	$10.7	-	60.7%	$13.2	$20.3	-	35.0%

N.M. - Not Meaningful